BayHill Capital Corporation                                                                                  NEWS RELEASE
10757 South Riverfront Parkway,
South Jordan, Utah 80112                                                                                     For Immediate Release at 4 p.m. MDT, www.bayhillcapital.comApril 23, 2009

BayHill Capital Corporation Announces Settlement of Debt and Liabilities

South Jordan, Utah, April 23, 2009--BayHill Capital Corporation (“BayHill” OTC Bulletin Board: BYHL- news), an Internet-enabled marketer reseller of communications products and services, today announced the settlement of secured and unsecured liabilities of $661,329 for a cash payment of $124,980 and issuance of 676,131 shares of common stock.  Prior to the issuance of these shares, the Company had outstanding 1,959,428 shares of common stock and no shares of preferred stock.  Additional financial information about BayHill is available from Bayhill or from the SEC in BayHill’s filings.

The Company used cash of $124,980 to settle $65,000 of secured debt and $158,600 in unsecured liabilities owed to non-related third parties, issued 404,350 shares of common stock to settle $161,740 in secured debt to affiliates, issued 98,307 shares to settle $98,307 in debt to a third party and issued 173,474 shares to settle $173,474 in liabilities and accrued compensation to affiliates.

The shares of Common Stock were “restricted securities” for purposes of the Securities Act, and can only be transferred if subsequently registered under the Securities Act or transferred in a transaction exempt from registration under the Securities Act.

Robert K, Bench, BayHill President and Chief Executive Officer stated: “The settlement of these obligations and liabilities completes our work over the past year to position the company for its strategic growth initiative of actively seeking to merge with or acquire one or more private companies to accelerate growth, and expand our revenue generating opportunities.  We believe an appropriate merger or an acquisition strategy will create a foundation to expand into new markets and acquire additional operating companies that will add new technologies, products, or services.  The Company’s current capital structure and shareholder base should create an excellent foundation to build increasing and lasting value for our shareholders and our merger or acquisition candidate’s stakeholders.”

About BayHill Capital Corporation

BayHill owns brands and operates companies related to Internet marketing and product distribution. Commission River, Inc., BayHill’s wholly-owned subsidiary, helps product vendors and advertisers identify and utilize effective marketing methods to find targeted customers. BayHill’s current brands and programs are used by thousands of web entrepreneurs who market a variety of products through the Internet on behalf of advertisers. For product advertisers, BayHill offers simplified access to a large customer market through an expert selling channel.

Through Commission River, BayHill offers a marketing and distribution channel for communication services and related technology products via its Web site, http://.www.commissionriver.com. Commission River’s robust marketing engine harnesses distribution channels featuring a prominent Internet presence, a network of independent agents and several affiliate groups, each having its own customized Web site.  BayHill’s agent-initiated sales generated through Commission River’s website, are fulfilled via proprietary software utilizing the Internet. Since September of 1999, BayHill sold, on behalf of its vendors and for its own account, services and products to approximately 875,000 customers worldwide.

Forward-Looking Statements

In addition to historical statements, the information set forth herein contains forward-looking statements that involve risks and uncertainties that might adversely affect BayHill’s operating results in the future in a material way.  Such risks and uncertainties include, without limitation, BayHill’s ability to implement, and obtain funding to carry out, its business and growth strategy, the consequences of the corporate restructuring, the possibility that BayHill’s proprietary customer base will not grow as management currently expects, BayHill’s possible inability to obtain additional financing, the possible lack of producing agent growth, BayHill’s possible lack of revenue growth, BayHill’s possible inability to add new lines of business,  products and services that generate increased sales, BayHill’s possible lack of cash flows, BayHill’s possible loss of key personnel, technological changes and the possibility of increased competition.  Many of these risks are beyond BayHill’s ability to forecast or control.

Source:                      BayHill Capital Corporation
    Contact: Robyn Farnsworth
    801-816-2529 voice
    801- 816-2527 fax
    robyn@bayhillgroup.com